Consent of Independent Registered Public Accounting Firm

The Boards of Directors/Trustees

Legg Mason Partners Income Funds

    (formerly Smith Barney Income Funds)

and

Salomon Brothers Series Funds Inc

We consent to the use of our reports, incorporated herein by reference, for each of the funds listed below as of each of the respective fiscal year end dates listed below and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus.

Registrant (and Fund) Name and Fiscal Year End	Report Date

Legg Mason Partners Income Funds
(Legg Mason Partners Diversified Strategic Income Fund, formerly
Smith Barney Diversified Strategic Income Fund)
July 31, 2006	September 25, 2006

Salomon Brothers Series Funds Inc
(Salomon Brothers Strategic Bond Fund)
December 31, 2005	February 22, 2006

/s/ KPMG LLP

KPMG LLP

New York, New York

November 3, 2006